Exhibit 10.14

2WG MEDIA, INC.

DEVELOPMENT AND PUBLISHING AGREEMENT

This Development and Publishing Agreement (this “Agreement”) is entered into as of January 25, 2006, by and between 2WG Media, Inc., a Delaware Corporation with its offices at 4 Horizon Court, Suite 400; Heath, Texas 75032 (“Publisher”) and Canned Interactive, Inc. D/B/A The Cannery a Delaware corporation with its corporate office located at 727 S. Main Street Burbank, CA 91506 (“Developer”).

WHEREAS, Developer is a developer of interactive DVD games and related products; and

WHEREAS, Publisher desires to engage Developer to develop an interactive DVD game with a working title of “Who Rocks?” (the “Product”) for Digital Video Disk Players only. For the avoidance of doubt, the grant of the license includes all platforms capable of playing a DVD and any successor, known or unknown, for the DVD platform including Blu-Ray technology.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.	GRANT OF LICENSE

(a) Grant. (i) Developer hereby grants to Publisher the exclusive right during the Term (as hereinafter defined) and throughout Territory (as hereinafter defined) to use, produce, reproduce, perform, promote, advertise, export, import, rent, license, sublicense, modify, update, translate, localize, manufacture, package, market, merchandise, distribute (through any channels), port, display, sell, bundle/OEM sales, lease and otherwise exploit the Product on the Platform. The foregoing license includes the right and license to distribute the Product via standard retail methods of distribution only., Developer shall not exercise the exclusive rights granted to Publisher during the Term and throughout the Territory. Both parties agree to negotiate in good faith suitable language to extend rights to allow for digital download of the product via electronic download.

(ii)        Developer hereby grants to Publisher the exclusive right during the Term and throughout the Territory to develop and have developed, to use, produce, reproduce, perform, promote, advertise, export, import, rent, license, sublicense, modify, update, translate, localize, manufacture, package, market, merchandise, distribute (through any channels), port, display, sell, bundle/OEM sales and lease, add-ons, expansion packs, mission packs, level packs and/or edited levels, and any other game plan delineation, now known or unknown, or hereinafter developed (collectively, “Add-Ons”) for, or related to the Game.

(iii)       “Territory” shall mean Europe, Australia, New Zealand, India, Canada and the United States and its territories, possessions, and military bases wherever located.

(b) Intellectual Property. Subject to the provisions of this Agreement, the parties acknowledge and agree that the Product, including, without limitation, the script, speech, images, characters, characterizations, designs, graphics, artworks and other characteristics associated therewith and any and all characters, objects, sound and music embodied in the Product, and all trade names, trademarks, names or other identifications used with or in conjunction with the Product created, designed or developed by Developer, and all copyrights therein and thereto, and all renewals and extensions thereof, shall be owned by Developer. Publisher shall have the right to use all of Developer’s intellectual property in the Product, including, without limitation, all of Developer’s patents, copyright and trademarks, in connection with the rights granted in Section 1(a)(i) and (ii) above.

(c) Technology. For purposes of Section 1 (b) above, the Product shall include the pre-existing software code (e.g., software engine) and technology and the development tools related thereto owned or otherwise licensed by Developer and incorporated into the Product (the “Engine”). The parties acknowledge and agree that Developer shall retain all ownership in and to such proprietary technology. provided that Developer hereby grants to Publisher the exclusive worldwide right and license (including the right to sublicense) to use the source code technology and the development tools in accordance with the provisions of this Agreement.

2.	DEVELOPMENT, TESTING AND ACCEPTANCE PROCEDURES

(a) Platform; Schedule. Developer shall develop the Product for the Platform in accordance with (i) the design specifications to be delivered to Publisher by Developer, which design specifications shall be approved by Publisher, (ii) the development schedule set forth on Exhibit A attached hereto and made a part of this Agreement as the same may be extended from time to time by mutual written agreement of the parties (the “Development Schedule”) and (iii) the terms and conditions of this Agreement. Developer will use its best efforts to develop and finalize the Product pursuant to the milestones identified in the Development Schedule. If so requested by Publisher, Developer shall provide Publisher with a written monthly report summarizing the status of Product development, which shall include information reasonably requested by Publisher, including, without limitation, a rolling forecast of the dates upon which the remaining milestones will be met by Publisher. Developer shall provide to Publisher at any reasonable time, upon Publisher’s request, demonstration materials for the Product to be used for purposes of facilitating Publisher’s use and commercial exploitation of the Product.

(b) Bug Testing. Developer, at its sole cost and expense, shall conduct reasonable bug testing, game play testing and compatibility testing of each version of the Product prior to such version being delivered to Publisher, and provide to Publisher, with delivery of each such version of the Product, a written report of (i) any bugs or problems with the game play found during testing; (ii) features known to be missing or inoperative from such version; and (iii) a report of the number of hours spent testing the delivered version and the number of testers testing such version. Publisher shall also conduct other reasonable bug testing and game play testing and shall test each version of the Product delivered to it by Developer for compatibility evaluation and bugs.

(c) Approval. After delivery to Publisher by Developer of each deliverable pursuant to the Development Schedule (collectively “Unapproved Deliverables”), Publisher will have seven (7) business days to examine and test such Unapproved Deliverable to determine in its sole discretion whether it conforms in all material respects to the approved design specifications and whether it is complete and free from material error (the “Acceptance Criteria”). On or before the seventh day after delivery, Publisher will notify Developer in writing of Publisher’s acceptance or rejection of the Unapproved Deliverable based upon the Acceptance Criteria and, in case of any rejection, will provide Developer with a reasonably detailed list of deficiencies in the Unapproved Deliverable. In the event Publisher fails to provide Developer with such written notification within seven (7) days of the date of delivery of an Unapproved Deliverable, Publisher shall be deemed to have approved such Unapproved Deliverable, provided, however, if Developer shall not have received preliminary comments from the Publisher on or before the second business day after delivery of the material, Developer shall notify the Publisher (with copies to the Publisher’s Chief Executive Officer) that it has not received comments on the Unapproved Deliverable. In the event of a rejection, Developer will use its best efforts to correct the deficiencies (including, without limitation, any material bugs and deficiencies that affect game play and/or compatibility) and will resubmit such Unapproved Deliverable, as corrected, as soon as reasonably practicable following Publisher’s rejection. Publisher will either accept or reject the corrected Unapproved Deliverables based upon the Acceptance Criteria. This procedure will continue until Publisher either (i) accepts the Unapproved Deliverable or (ii) elects to terminate this Agreement for material breach after the Cure Period (as defined herein) pursuant to Section 12(b). In the event of termination, Publisher shall have the rights granted in Section 12(c) hereof.

(d) Translations/Regionalization. Developer shall initially develop the Product in English. Publisher shall, at its cost and expense, obtain the necessary foreign translation text(s) for the Product and provide such text(s) to Developer for incorporation into the Product as soon as practicable after Publisher receives the English language text. Developer shall have a right of first refusal and last refusal rights (matching rights for all offers made and received) to create all necessary foreign translations and regionalization for the Product. The terms of such rights shall be negotiated in good faith and shall be consistent with current industry rates.

(e) Producer. Publisher shall oversee the development of the Product with a designated producer. Developer shall take direction regarding the Product name, overall look-and-feel, overall tone, game script, game-play structure and voice-over talent from such producer to assure the Product’s successful development, quality and release.

(ii) Franchise Rights. Publisher shall have a right of first refusal and last refusal rights (matching rights for all offers made and received) to publish any prequel or sequel to the Product. The terms of such rights shall be negotiated in good faith. In the event the Product sells over 150,000 units, Publisher shall automatically have the right to publish a prequel or sequel and Developer agrees that development costs will not to exceed $300,000 excluding any third-party licensing fee..

3.	DELIVERABLES

(a) Developer shall use its best efforts to deliver to or at Publisher’s direction all deliverables pursuant to the Development Schedule. Pursuant to Section 2 hereof, Developer shall use best efforts to correct any material bugs affecting game play and/or other deficiencies identified by the testing of the Product and shall conduct any other reasonable rectification requested by or on behalf of Publisher, and promptly provide Publisher with the de-bugged, rectified version of the Product. For a period of one (1) year after first commercial sale of the Product, Developer shall continue to fix any bugs that materially affect the Product or game play.

(b) In the event that Developer fails to deliver any two (2) consecutive deliverables to Publisher in accordance with Section 2(c) on or before the delivery dates specified for such deliverables pursuant to the Development Schedule (which failure is not cured within seven (7) days of the scheduled delivery date), Developer shall be deemed to be in material breach of this Agreement, and Publisher may terminate this Agreement in accordance with Section 12(b). In such event, Publisher shall have the rights granted in Section 12(c) hereof.

(c) Pursuant to the Development Schedule and subject to Section 2(c) hereof, Developer shall deliver to Publisher four (4) copies of the fully functional gold master (final) for the Product (in both source and executable object code form) on the Platform in an electronic format from which Publisher can create copies of the Product (the “Gold Master”). Time is of the essence with respect to the delivery of the Gold Master. In the event that Developer fails to deliver the Gold Master as required in this Section 3(c) by May 19, 2006, specified in the Development Schedule unless such delivery date is extended by mutual agreement of Publisher and Developer, Developer shall be deemed to be in material breach of this Agreement pursuant to Section 12(b) and Publisher shall have the rights granted in Section 12(c) hereof. Developer shall use the source code only for the purpose of completing the Products or any ports thereof.

(d) For the avoidance of doubt, the Cure Period (as hereinafter defined) shall not apply to any termination by Publisher pursuant to Sections 3(b) and (c) above.

4.	ADVANCE

Publisher shall pay a fully recoupable advance in the aggregate amount of One Hundred Thirty Seven Thousand Five Hundred US dollars ($137,500 US) in accordance with the Milestone schedule with Developer. Any payment made by Publisher to Developer in accordance with the Development Schedule shall be due and payable within ten (10) business days following Publisher’s approval and acceptance at its sole and absolute discretion of the design specifications and each deliverable pursuant to Sections 2 and 3 of this Agreement and the Development Schedule.

5.	ROYALTIES

(a) Upon commencement of distribution or earlier sale of the Product by or on behalf of Publisher, Publisher shall accrue a royalty for the account of Developer at a royalty rate equal to 20% of Net Revenues (as hereinafter defined) actually received by Publisher as a direct result of the selling through of the Product units through any and all retail and sales channels throughout the world (the “Royalty”). “Net Revenues” is defined as payments for all Product units that are actually received by Publisher less Cost of Goods Sold. For purposes of this Agreement, “Cost of Goods Sold” means direct manufacturing costs not to exceed $2.00 for stand alone, CD only, versions of the game. In the event that the product includes any value added components that cause the cost of goods to exceed $2.00, then publisher agrees to consult with Developer and to negotiate in good faith a reasonable deduction for cost of goods sold. Developer also agrees to allow for , a retail discount and marketing allowance not to exceed 20% of wholesale cost, and any applicable royalties payable to third parties for license purposes.

(b) Publisher shall be entitled to distribute or have distributed five hundred (500) Product units on a promotional basis without payment of any Royalty therefore. Of such promotional units, Developer shall be entitled to fifty (50) units.

6.	ROYALTY PAYMENTS.

(a) Royalties earned hereunder will be accrued quarterly and paid in United States dollars within sixty (60) days following the last day of January, April, July and October, in accordance with Publisher’s accounting practices. Publisher shall have the right to establish reasonable reserves for returns and defective products in accordance with Publisher’s business practices. All unused reserves shall be liquidated one year following the quarter that the reserve was taken. Publisher shall recoup any Advance paid in accordance with Section 4, above from royalties payable to Developer.

(b) Each Royalty payment hereunder shall be accompanied by a statement in United States dollars, in accordance with Publisher’s regular accounting practices. Royalty statements shall include, without limitation, the number of units sold and paid for, Net Revenues resulting from such sales, Cost of Goods Sold and a listing of all deductions and offsets from royalties, whether due to recoupment or otherwise. Each statement shall become binding on Developer and Developer shall not have or make any claim against Publisher with respect to such statement, unless Developer shall advise Publisher in writing of the specific basis of such claim within six (6) months after the date that Publisher renders such statement.

(c) Publisher agrees that Developer may, not more than once during any calendar year, audit its books and records for the purpose of determining the accuracy of Publisher’s statements. If Developer wishes to perform any such audit, it will be required to notify Publisher in writing at least five (5) business days before the date it plans to begin it. All audits shall be made during regular business hours, and shall be conducted on Developer’s behalf by a certified independent public accountant. Developer shall not be entitled to examine any records which do not specifically report sales of the Product. Each examination shall be made at Developer’s sole cost and expense at Publisher’s regular place of business in the United States where the books and records are maintained. If Developer establishes as a result of an audit conducted by Developer that there is an underpayment in the royalty payments due to Developer of ten percent (10%) or more for the period covered by the audit, then Publisher shall pay to Developer, upon settlement of the audit, Developer’s reasonable auditor’s fees actually paid together with the underpayment.

(d) In the event Publisher fails to make payments or accountings as and when due hereunder and fails to cure such breach within thirty (30) days after receipt of written notice from Developer of such default, Publisher shall be deemed to be in material breach of this Agreement, and Developer may terminate this Agreement in accordance with Section 12(b).

7.	MARKETING

(a) Publisher shall determine, in its sole and absolute discretion, the manner and method of marketing and distributing the Product, including, but not limited to, marketing expenditures, advertising and promotion, packaging, channels of distribution and the price of the Product. Developer shall make available to Publisher artwork that Publisher may reasonably request for use in connection with the packaging, manuals and sales and marketing materials of the Product, which shall become subject to the license granted in Section 1(a) hereof.

(b) Marketing Collateral. Developer shall have a right of first refusal and last refusal rights (matching rights for all offers made and received) to create all marketing collateral for the Product including, but not limited to, posters, signage, t-shirts, stickers, websites, web banners and e-cards provided that developer is competitive with commercially reasonable quotes obtained by publisher.

8.	CREDITS

Developer shall receive appropriate credit on the Product packaging and in the product manual, as well as opening and closing credits, in accordance with industry standards. Publisher agrees to include Developer’s company logo and appropriate technology logos on Product packaging and in the product manual.

9.	CONFIDENTIAL INFORMATION

(a) The parties to this Agreement recognize that, in connection with the performance of this Agreement, each of them may disclose to the other information about the disclosing party’s business or activities which the disclosing party considers proprietary and confidential. All of such proprietary and confidential information of the disclosing party (which shall include, without limitation, all business, financial and technical information of a party, identities of customers, clients or licensees, proprietary software code and any other information whether oral or written which is not generally known or available to the public) is hereinafter referred to as “Confidential Information.”

(b) The party who receives any Confidential Information agrees to maintain the confidential status for such Confidential Information, not to use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and not to disclose any of such Confidential Information to any third party (except as provided in this Agreement).

10.	REPRESENTATIONS AND WARRANTIES

(a) Ownership and Non-infringement. Each of Publisher and Developer represents and warrants that it has obtained all rights, licenses and authorizations necessary to enter into this Agreement and grant the rights, licenses and authorizations granted herein. Each of Publisher and Developer represents and warrants that the execution and performance of this Agreement does not and will not violate or interfere with any other agreement to which it is a party. Developer represents and warrants that the software engine, technology, source code and related development tools for the Product is or will be original to Developer and/or exclusively owned by Developer and that the software engine, technology, source code and related development tools are not, nor will they be, in violation of the rights of any other person or entity. Developer represents and warrants that no part of the Product or the exercise of the rights granted hereunder, violates or infringes upon any rights of any person or entity, including, but not limited to, copyrights, trademark rights, patent rights, trade secrets rights, or contractual, common law or statutory rights.

(b) Authority. Each of Publisher and Developer represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its incorporation or existence; (ii) it has (and shall at all times remain possessed of) the full right, power and authority to enter into and perform this Agreement; (iii) it is not presently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other person to file such an involuntary petition against it; and (iv) the person(s) executing this Agreement on its behalf has the actual authority to bind it to this Agreement.

(c) Performance. Each of Publisher and Developer represents and warrants that (i) it is under no disability, restriction or prohibition, whether contractual or otherwise with respect to its rights to execute and perform this Agreement; (ii) the agreement of any person who is not a party to this Agreement is not necessary or required for it to carry out its obligations hereunder; (iii) during the Term of this Agreement, it will not enter into any agreement or make any commitments which would interfere with the grant of rights hereunder or its performance of any of the terms and provisions hereto; and (iv) it has not, nor will it, sell, assign, lease, license or in any other way dispose of or encumber the rights granted hereunder.

(d) Operation. Developer represents and warrants that the Gold Master (i) will operate in accordance with the applicable design specifications and with commonly accepted standards for operation of such product and (ii) will operate and run in a reasonable and efficient business manner as described in Developer’s user and system configuration documentation that fully explains the operation and design of the Product. Developer covenants that it will use reasonable efforts to cause the Gold Master to be free from any bugs, significant programming errors or anomalies.

11.	INDEMNITY

(a) Indemnification. Each party to this Agreement does hereby indemnify, defend and hold harmless the other party to this Agreement (an “indemnified party”) and such indemnified party’s subsidiaries, affiliates, licensees, assigns, officers and employees from any and all loss and damage (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the parties or between any party and any third party or otherwise) arising out of or in connection with any breach of any of the respective warranties, representations, duties, obligations or agreements made by such indemnifying party under this Agreement, and agrees to reimburse the indemnified party on demand and after the indemnified party provides reasonable proof thereof, for any payment made or loss suffered with respect to any claim or act to which the foregoing indemnity applies. Each party shall have the right to participate at its own expense and by its own counsel in the defense of any such claim, and in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder. The indemnified party shall not compromise or settle such claim without the prior written consent of the indemnifying party.

(b) Infringement. In the event that, through breach of any of Developer’s representations and warranties or the failure of Developer to perform any of its obligations herein, distribution of the Product is or is likely to be adjudged infringing or otherwise unlawful or violative of any right of any third party, Developer shall, at its sole cost and expense, either (i) promptly modify the Product so that Publisher’s distribution as permitted hereunder ceases to be infringing or wrongful, or (ii) promptly procure for Publisher the right to continue distributing the Product. Developer shall promptly reimburse Publisher for all costs incurred in replacing copies of the Product or for all refunds given, as well as all reasonable costs of removing all infringing copies of the Product from the channels of distribution. Publisher shall be entitled to offset any royalty or other payments due to Developer under this Agreement (or any other agreement) against any sums owed by Developer to Publisher. Following the commencement of any litigation covered by this Section in which Publisher is named as a defendant, Publisher shall be entitled to withhold royalty payments and all other sums payable to Developer hereunder pending the outcome of such litigation.

12.	TERM AND TERMINATION

(a) Term. This Agreement shall become effective on the date this Agreement is fully executed by both parties and shall continue for (i) seven (7) years.

(b) Breach. In the event of a material breach of this Agreement by a party and such material breach is not cured by such party within thirty (30) days of written notice (the “Cure Period”), the notifying, non-breaching party shall have the right to terminate this Agreement. Nothing contained herein shall in any way limit such notifying, non-breaching party’s other rights and remedies under this Agreement or at law or equity.

(c)  Delivery. In addition to all of the other of Publisher’s rights and remedies under this Agreement or at law and equity, if Publisher elects to terminate this Agreement for material breach in accordance with Sections 2(c), 3(b) or 3(c), Publisher shall have the right to either (i) obtain a refund of all unrecouped advances and other reimbursable sums paid by Publisher to Developer hereunder; all rights in and to the Product shall remain with Publisher and upon full payment by Developer to Publisher, neither Publisher nor Developer shall have any further obligation to the other hereunder; or (ii) notwithstanding anything to the contrary in this Agreement, Publisher may make other arrangements, including but not limited to engaging third party developers, to develop the Product and ports hereunder without further payment to the Developer. Upon notice by Publisher of its intention to develop the Product in the manner aforesaid, Developer shall deliver to Publisher all work-in-progress and other materials requested or required by Publisher to continue the development of the Product, including, but not limited to, the source code and the development tools, and Developer shall fully cooperate with any third-party developer. In such latter event, the Developer shall retain any unrecouped advances but it shall not be entitled to receive any Royalties thereafter. If Developer breaches Section 3(c), Publisher shall have the option, in lieu of remedies set forth above, to continue the Agreement and increase the amount of the Advance by $1,000 for each 30 days or part thereof that the delivery of the Gold Master is delayed beyond the date specified in the Development Schedule, as such date may be extended by mutual agreement between the Publisher and Developer.

(d) Events on Termination. Notwithstanding termination of this Agreement for any reason other than Publisher’s material breach without cure, Publisher shall have the exclusive continuing right to distribute the Product for a period of six (6) months after the effective date of such termination.

(e) Bankruptcy. In the event that either party is subject to a voluntary or involuntary filing for protection under federal bankruptcy laws, the other party agrees not to attempt to reject, rescind or terminate this Agreement or any of its respective obligations hereunder. The parties acknowledge and agree that this Agreement is intended to be subject to the terms and conditions of Section 365(n) of the United States Bankruptcy Code and Publisher shall be afforded all of the protections as a “licensee” under this Agreement.

13.	MERCHANDISE, NON-INTERACTIVE MEDIA DERIVATIVES

Publisher shall have the exclusive right, within the territory, but not the obligation, to develop or have developed hint books, strategy guides and similar materials, certain merchandise (namely, tee shirts, posters, key chains, cups, frisbees and clothing), certain non-interactive media (namely, commercials constituting less than one (1) minute in length), motion pictures, television shows, cartoons, animes, fiction novels, and plays based on the Product (“Ancillary Products”).

14.	GENERAL PROVISIONS

(a) Assignment. Developer shall not have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Publisher and any attempted assignment shall be null and void. Publisher may assign this Agreement to a purchaser of the business of Publisher or substantially all the assets of the business without the consent of Developer, but save as aforesaid Publisher may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Developer, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

(b)  Notices. All notices and other items from one party to the other hereunder will, be addressed to the address set forth above, or to such other address as the addressee may designate in writing. Any notice shall be sent either by certified or registered mail, return receipt requested (and in the case of notices sent to or from a location outside the United States, by air mail), or by personal delivery or commercial overnight delivery service, or by facsimile to the facsimile number of the party to be served and shall be deemed complete when deposited in any United States mail box addressed as aforesaid, except that (i) all materials personally delivered or sent by facsimile shall be deemed served when actually received by the party to whom addressed, (ii) commercial overnight delivery service materials shall be deemed served on the day of delivery to the commercial overnight delivery service company, (iii) Royalty statements shall be sent by regular mail and shall be deemed rendered when deposited in any United States mail box, and (iv) facsimiles shall be deemed served at the time of receipt of the correct answerback code at the end of the facsimile in question.

(c) Arbitration. This Agreement shall be construed under the internal laws of the State of California. In the event of any dispute, claim or controversy among the parties arising out of or relating to this Agreement whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, such dispute, claim or controversy shall be resolved by and through an arbitration proceeding to be conducted under the auspices and the commercial arbitration rules of the American Arbitration Association (or any like organization successor thereto) at San Francisco, California. The arbitrability of the dispute, claim or controversy shall likewise be determined in the arbitration. The arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association. Both the foregoing agreement of the parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties and may be specifically enforced by legal proceedings in any court of competent jurisdiction. The arbitrator(s) shall follow any applicable federal law and California state law (with respect to all matters of substantive law) in rendering an award. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, each party’s attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrator(s), may be prorated between the parties in such proportion as the arbitrator(s) determines to be equitable and shall be awarded as part of the arbitrator’s award.

(d) Survival. Sections 10, 11 and 14 shall survive the termination of this Agreement for any reason.

(e)         EXCEPT FOR THE OBLIGATIONS IN SECTION 9, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

(f) Amendments. No supplement, modification, amendment, waiver, termination or discharge of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

(g) Entire Agreement. This Agreement constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the subject matter hereof.

(h) Force Majeure. No party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party, including without limitation, acts of God, acts of war, governmental regulations, power failures, floods, earthquakes or other disasters.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together, shall be deemed to constitute one and the same instrument.

(j) Facsimile Signatures. Facsimile signatures on this Agreement shall be deemed originals for all purposes.

(k) Developer shall procure and maintain for itself and its employees and contractors all insurance coverage required by law. Developer also agrees to maintain general liability and errors and omissions insurance, in the amount of at least $2,000,000. Upon request, Developer shall furnish Publisher with an up-to-date certificate of insurance evidencing such coverage.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date specified below.

2WG, MEDIA, Inc.

By: __s/s Robert Westmoreland_______

Name: Robert Westmoreland

Title: CEO

Date:_January 25, 2006

AGREED TO AND ACCEPTED:

DEVELOPER

By: /s/ Douglas Textor

Name: Douglas Textor

Title: CEO

Date: January 25, 2006